EXHIBIT 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated September 8, 2006 accompanying the consolidated financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting of Moldflow Corporation and subsidiaries appearing in the 2006 Annual Report of the Company to its shareholders included in the Annual Report on Form 10-K for the year ended June 30, 2006 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report.
/s/ Grant Thornton LLP
Boston, Massachusetts
February 7, 2007